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                                                                   EX-99.B(1)(d)

         FLAG INVESTORS MARYLAND INTERMEDIATE TAX FREE INCOME FUND, INC.

                             ARTICLES SUPPLEMENTARY




         FLAG INVESTORS MARYLAND INTERMEDIATE TAX FREE INCOME FUND, INC. (the "Corporation"), having its principal office in the City of Baltimore, certifies that:

                  FIRST: The Corporation's Board of Directors in accordance with
Section 2-105(c) of the Maryland General Corporation Law has adopted a resolution increasing the total number of shares of capital stock which the Corporation has the authority to issue to forty million (40,000,000) shares of Common Stock, of the par value of 1 mil ($.001) per share and of the aggregate par value of forty thousand dollars ($40,000), all of which shares are designated and classified as follows: twenty-five million (25,000,000) shares are designated "Flag Investors Maryland Intermediate Tax Free Income Fund Class A Shares," two million (2,000,000) shares are designated "Flag Investors Maryland Intermediate Tax Free Income Fund Class B Shares," five million (5,000,000) shares are designated "Flag Investors Maryland Intermediate Tax Free Income Fund Institutional Shares," five million (5,000,000) shares are designated "Alex. Brown Capital Advisory & Trust Maryland Intermediate Tax Free Income Shares" and three million (3,000,000) shares remain undesignated.

                  SECOND: Immediately before the increase, the Corporation was authorized to issue thirty-five million (35,000,000) shares of Common Stock, of the par value of 1 mil ($.001) per share and of the aggregate par value of thirty-five thousand dollars ($35,000), all of which shares were designated and classified as follows: twenty-five million (25,000,000) shares were designated "Flag Investors Maryland Intermediate Tax Free Income Fund Shares," two million (2,000,000) shares were designated "Flag Investors Maryland Intermediate Tax Free Income Fund Class B Shares," five million (5,000,000) shares were designated "Flag Investors Maryland Intermediate Tax Free Income Fund Institutional Shares" and three million (3,000,000) shares remained undesignated.


                  THIRD: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

         IN WITNESS WHEREOF, Flag Investors Maryland Intermediate Tax Free Income Fund, Inc. has caused these Articles Supplementary to be executed by one of its Vice Presidents and its corporate seal to be affixed and attested by its Secretary on this 31st day of October, 1996.






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 [CORPORATE SEAL]




                                    FLAG INVESTORS MARYLAND INTERMEDIATE TAX
                                    FREE INCOME FUND, INC.


                                    By: /s/ Edward J. Veilleux
                                        --------------------------
                                        Edward J. Veilleux
                                        Vice President


Attest: /s/ Edward J. Stoken
        ------------------------------
        Edward J. Stoken
        Secretary


         The undersigned, Vice President of FLAG INVESTORS MARYLAND INTERMEDIATE TAX FREE INCOME FUND, INC., who executed on behalf of said corporation the foregoing Articles Supplementary to the Articles of Incorporation of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to the Articles of Incorporation to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


                                    By: /s/ Edward J. Veilleux
                                        --------------------------
                                        Edward J. Veilleux
                                        Vice President